As filed with the Securities and Exchange Commission on December 4, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

City Office REIT, Inc.

(Exact name of registrant as specified in governing instruments)

1075 West Georgia Street

Suite 2600

Vancouver, British Columbia, V6E 3C9

Tel: (604) 806-3366

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Maretic

Chief Financial Officer

City Office REIT, Inc.

1075 West Georgia Street

Suite 2600

Vancouver, British Columbia, V6E 3C9

Tel: (604) 806-3366

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Stephen T. Giove, Esq. Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Facsimile: (212) 848-7179	David C. Wright, Esq. Trevor K. Ross, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 Telephone: (804) 788-8200 Facsimile: (804) 788-8218

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-199319

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common stock, $0.01 par value per share	$9,052,800	$1,052

(1)	The registrant previously registered shares of its common stock for a proposed maximum aggregate offering price of $45,264,000 pursuant to a Registration Statement on Form S-11 (File No. 333-199319), as amended, which registration statement was declared effective by the Securities and Exchange Commission on December 4, 2014, for which a registration fee of $5,259.68 was previously paid. This Registration Statement is for an increase in the maximum aggregate offering price of $9,052,800.
(2)	Includes shares subject to the underwriters’ option to purchase additional shares.
(3)	In reliance upon Rule 457(p) under the Securities Act of 1933, as amended, the registration filing fee of $1,052 due for this offering is offset by $52 of $152.73 which was previously paid with respect to unsold securities that were previously registered pursuant to the registration statement on Form S-11 (File No. 333-193219), initially filed with the U.S. Securities and Exchange Commission on January 7, 2014 by City Office REIT, Inc.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed by City Office REIT, Inc. (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction G to Form S-11. This registration statement relates to the Company’s prior registration statement on Form S-11 (Registration No. 333-199319), originally filed on October 14, 2014, as amended (the “Prior Registration Statement”), which was declared effective on December 4, 2014. The contents of the Prior Registration Statement, including all exhibits thereto, are incorporated by reference herein. This registration statement covers the registration of additional shares of the Company’s common stock described in the prospectus constituting a part of the Prior Registration Statement having a maximum aggregate offering price of $9,052,800.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Canada, on December 4, 2014.

CITY OFFICE REIT, INC.

By:	/s/ James Farrar
Name: James Farrar
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James Farrar James Farrar	Chief Executive Officer and Director (Principal Executive Officer)	December 4, 2014

/s/ Anthony Maretic Anthony Maretic	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	December 4, 2014

/s/ Gregory Tylee Gregory Tylee	Chief Operating Officer and President	December 4, 2014

* Samuel Belzberg	Director	December 4, 2014

* William Flatt	Director	December 4, 2014

* John McLernon	Director	December 4, 2014

* Mark Murski	Director	December 4, 2014

* Stephen Shraiberg	Director	December 4, 2014

*By:	/s/ James Farrar
Name: James Farrar Title: Attorney-in-fact

II-1

EXHIBIT INDEX

All exhibits previously filed or incorporated by reference in the registrant’s prior registration statement (Registration No. 333-199319), as amended, are incorporated by reference into, and shall be deemed to be a part of this filing, except for the following, which are filed herewith.

Exhibit number	Description

5.1	Opinion of Ballard Spahr LLP regarding validity of the shares registered

8.1	Opinion of Shearman & Sterling LLP regarding certain tax matters

23.1	Consent of KPMG LLP

23.2	Consent of Ballard Spahr LLP (included in the opinion filed as Exhibit 5.1)

23.3	Consent of Shearman & Sterling LLP (included in the opinion filed as Exhibit 8.1)